EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
FAX (509) 747-1770

July 15, 2005

Sterling Gold Corp.
885 Pyford Road
West Vancouver, British Columbia
Canada V7S A2A
(604) 328-4686

RE:   Registration Statement on Form S-8 (S.E.C. File No.
         333- _________) covering the Public
         Offering of Common Shares

Gentlemen:

I have acted as counsel for Sterling Gold Corp. (the "Company"), in connection with registration by the Company of an aggregate of 10,000,000 Common Shares, par value $0.00001 per share, underlying Options to be issued to employees, directors, officers and/or others of the Company (the "Options"), all as more fully set forth in the Registration Statement on Form S-8 to be filed by the Company.

In such capacity, I have examined, among other documents, the Articles of Incorporation, as amended, Bylaws and minutes of meetings of its Board of Directors and shareholders, and the Non-Qualifying Stock Option Plan of the Company.

Based upon the foregoing, and subject to such further examinations as I have deemed relevant and necessary, I am of the opinion that:

  The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

  The Options and underlying Common Shares have been legally and validly authorized under the Articles of Incorporation, as amended, of the Company, and when issued and paid for upon exercise of the Options, the Common Shares underlying the Options will constitute duly and validly issued and outstanding, fully paid and nonassessable, Common Shares of the Company.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak